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                                                                   EXHIBIT 5.1


       OPINION OF GREENBERG TRAURIG HOFFMAN LIPOFF ROSEN & QUENTEL, P.A.


                               September 15, 1997


Airways Corporation
6280 Hazeltine National Drive
Orlando, Florida 32822

Gentlemen:

We refer to Amendment No. 1 to the Registration Statement on Form S-8 (the "Registration Statement"), to be filed by Airways Corporation (the "Company") with the Securities and Exchange Commission on or about September 12, 1997, under the Securities Act of 1933, as amended, relating to the additional 150,000 shares of the common stock of the Company, par value $0.1 per share (the "Shares"), issuable by the Company pursuant to the Airways Corporation Stock Option Plan (the "Plan").

As counsel for the Company, we have examined such corporate records and other documents and such matters of law as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of that examination, we advise you that, in our opinion, the Shares have been duly and validly authorized and, upon issuance thereof by the Company and receipt of the consideration by the Company, both in accordance with the terms of the Plan and any award agreement thereunder, and the delivery of the certificates representing the Shares so issued, the Shares will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,


                                        GREENBERG TRAURIG HOFFMAN
                                        LIPOFF ROSEN & QUENTEL, P.A.